Exhibit 10.1

Deal CUSIP: 44414JAA4

Revolver CUSIP: 44414JAB2

AMENDED AND RESTATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS ADMINISTRATIVE AGENT, COLLATERAL AGENT, AND LENDER)

PNC CAPITAL MARKETS LLC

(AS LEAD ARRANGER AND SOLE BOOKRUNNER)

WITH

HUDSON TECHNOLOGIES COMPANY

HUDSON HOLDINGS, INC.

AIRGAS-REFRIGERANTS, INC.

AND

EACH PERSON JOINED HERETO AS A BORROWER FROM TIME TO TIME

(AS BORROWERS)

AND

HUDSON TECHNOLOGIES, INC.

(AS A GUARANTOR)

OCTOBER 10, 2017

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IV.	COLLATERAL: GENERAL TERMS		60
	4.1	Security Interest in the Collateral	60
	4.2	Perfection of Security Interest	60
	4.3	Disposition of Collateral	61
	4.4	Preservation of Collateral	61
	4.5	Ownership of Collateral	61
	4.6	Defense of Agent’s and Lenders’ Interests	62
	4.7	Books and Records	62
	4.8	Financial Disclosure	62
	4.9	Compliance with Laws	63
	4.10	Inspection of Premises	63
	4.11	Insurance	64
	4.12	Failure to Pay Insurance	65
	4.13	Payment of Taxes	65
	4.14	Payment of Leasehold Obligations	65
	4.15	Receivables	65
	4.16	Inventory	68
	4.17	Maintenance of Equipment	68
	4.18	Exculpation of Liability	68
	4.19	Environmental Matters	68
	4.20	Financing Statements	70

V.	REPRESENTATIONS AND WARRANTIES		71
	5.1	Authority	71
	5.2	Formation and Qualification	71
	5.3	Survival of Representations and Warranties	71
	5.4	Tax Returns	71
	5.5	Financial Statements	72
	5.6	Entity Name	72
	5.7	O.S.H.A. and Environmental Compliance	72
	5.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	73
	5.9	Patents, Trademarks, Copyrights and Licenses	74
	5.10	Licenses and Permits	74
	5.11	Default of Indebtedness	75
	5.12	No Default	75
	5.13	No Burdensome Restrictions	75
	5.14	No Labor Disputes	75
	5.15	Margin Regulations	75
	5.16	Investment Company Act	75
	5.17	Disclosure	75
	5.18	Swaps	75
	5.19	Conflicting Agreements	76
	5.20	Application of Certain Laws and Regulations	76
	5.21	Business and Property of Borrowers	76
	5.22	Section 20 Subsidiaries	76
	5.23	Federal Securities Laws	76

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	5.24	Delivery of Term Loan Documents and Acquisition Agreement	76

VI.	AFFIRMATIVE COVENANTS		76
	6.1	Payment of Fees	76
	6.2	Conduct of Business and Maintenance of Existence and Assets	77
	6.3	Violations	77
	6.4	Government Receivables	77
	6.5	Fixed Charge Coverage Ratio	77
	6.6	Execution of Supplemental Instruments	78
	6.7	Payment of Indebtedness	78
	6.8	Standards of Financial Statements	78
	6.9	Federal Securities Laws	78
	6.10	Employment Agreement with Kevin Zugibe	79
	6.11	Exercise of Rights	79
	6.12	Keepwell	79

VII.	NEGATIVE COVENANTS		80
	7.1	Merger, Consolidation, Acquisition and Sale of Assets	80
	7.2	Creation of Liens	81
	7.3	Guarantees	81
	7.4	Investments	81
	7.5	Loans	81
	7.6	Capital Expenditures	81
	7.7	Dividends	82
	7.8	Indebtedness	82
	7.9	Nature of Business	82
	7.10	Transactions with Affiliates	82
	7.11	Reserved	82
	7.12	Subsidiaries	82
	7.13	Fiscal Year and Accounting Changes	82
	7.14	Pledge of Credit	83
	7.15	Amendment of Articles of Incorporation, By-Law	83
	7.16	Compliance with ERISA	83
	7.17	Prepayment of Indebtedness	83
	7.18	Membership/Partnership Interests	84
	7.19	Other Agreements	84

VIII.	CONDITIONS PRECEDENT		84
	8.1	Conditions to Initial Advances	84
	8.2	Conditions to Each Advance	88

IX.	INFORMATION AS TO BORROWERS		89
	9.1	Disclosure of Material Matters	89
	9.2	Schedules	89
	9.3	Environmental Reports	89
	9.4	Litigation	89
	9.5	Material Occurrences	90
	9.6	Government Receivables	90
	9.7	Annual Financial Statements	90

- iii -

	9.8	Quarterly Financial Statements	90
	9.9	Monthly Financial Statements	90
	9.10	Other Reports	91
	9.11	Additional Information	91
	9.12	Projected Operating Budget	91
	9.13	INTENTIONALLY OMITTED	91
	9.14	Notice of Suits, Adverse Events	91
	9.15	ERISA Notices and Requests	92
	9.16	Additional Documents	92
	9.17	Updates to Certain Schedules	92

X.	EVENTS OF DEFAULT		92
	10.1	Nonpayment	92
	10.2	Breach of Representation	93
	10.3	Financial Information	93
	10.4	Judicial Actions	93
	10.5	Noncompliance	93
	10.6	Judgments	93
	10.7	Bankruptcy	93
	10.8	Inability to Pay	93
	10.9	Subsidiary Bankruptcy	93
	10.10	Material Adverse Effect	94
	10.11	Lien Priority	94
	10.12	Cross Default	94
	10.13	Term Loan Default	94
	10.14	Breach of Guaranty	94
	10.15	Change of Ownership	94
	10.16	Invalidity	94
	10.17	Licenses	94
	10.18	Seizures	95
	10.19	Pension Plans	95

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		95
	11.1	Rights and Remedies	95
	11.2	Agent’s Discretion	97
	11.3	Setoff	97
	11.4	Rights and Remedies not Exclusive	97
	11.5	Allocation of Payments After Event of Default	97
	11.6	Waiver of Notice	98
	11.7	Delay	99
	11.8	Jury Waiver	99

XII.	EFFECTIVE DATE AND TERMINATION		99
	12.1	Term	99
	12.2	Termination	99

XIII.	REGARDING AGENT		100
	13.1	Appointment	100
	13.2	Nature of Duties	100

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	13.3	Lack of Reliance on Agent and Resignation	101
	13.4	Certain Rights of Agent	101
	13.5	Reliance	101
	13.6	Notice of Default	101
	13.7	Indemnification	102
	13.8	Agent in its Individual Capacity	102
	13.9	Delivery of Documents	102
	13.10	Borrowers’ Undertaking to Agent	102
	13.11	No Reliance on Agent’s Customer Identification Program	102
	13.12	Other Agreements	103

XIV.	MISCELLANEOUS		103
	14.1	Governing Law	103
	14.2	Entire Understanding	104
	14.3	Successors and Assigns; Participations; New Lenders	106
	14.4	Application of Payments	108
	14.5	Indemnity	108
	14.6	Notice	109
	14.7	Survival	111
	14.8	Severability	111
	14.9	Expenses	111
	14.10	Injunctive Relief	111
	14.11	Consequential Damages	111
	14.12	Captions	112
	14.13	Counterparts; Facsimile Signatures	112
	14.14	Construction	112
	14.15	Confidentiality; Sharing Information	112
	14.16	Publicity	112
	14.17	Certifications From Banks and Participants; US PATRIOT Act	113
	14.18	Anti-Terrorism Laws	113

	XV.	BORROWING AGENCY	114
	15.1	Borrowing Agency Provisions	114

- v -

List of Exhibits and Schedules

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 2.1(a)	Revolving Credit Note
Section 2.4(a)	Swing Loan Note
Exhibit 8.1(k)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 4.19	Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 6.5	EBITDA
Schedule 7.3	Guarantees

- vi -

AMENDED AND RESTATED REVOLVING CREDIT
AND
SECURITY AGREEMENT

This Amended and Restated Revolving Credit and Security Agreement dated October 10, 2017 among Hudson Technologies Company, a corporation organized under the laws of the State of Tennessee (“Hudson Technologies”), Hudson Holdings, Inc., a corporation organized under the laws of the State of Nevada (“Holdings”), and Airgas-Refrigerants, Inc., a corporation organized under the laws of the State of Delaware (“ARI” and together with Hudson Technologies, Holdings, and each other Person joined hereto as a borrower from time to time, the “Borrowers” and each individually a “Borrower”), HUDSON TECHNOLOGIES, INC., a corporation organized under the laws of the State of New York (“HT” or a “Guarantor”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) PNC CAPITAL MARKETS LLC, as lead arranger and sole bookrunner (“PNCCM”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as collateral agent and administrative agent for the Lenders (PNC, in such capacities, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the parties hereto hereby agree as follows:

I.            DEFINITIONS.

1.1           Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of HT on a consolidated and consolidating basis for the fiscal year ended December 31, 2016.

1.2           General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean, pursuant to the terms of the Acquisition Agreement, the purchase by Holdings of the Shares (as defined in the Acquisition Agreement).

“Acquisition Agreement” shall mean the Stock Purchase Agreement, including all exhibits and schedules thereto, dated as of August 9, 2017, among Airgas, Inc., a Delaware corporation, as seller, Holdings, as buyer, and HT.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Advances” shall mean and include the Revolving Advances, Swing Loans, and Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 35% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Amended and Restated Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, from the Closing Date through and including the day immediately prior to the first Adjustment Date (as defined below) which occurs 180 days following the Closing Date, 1.75% for Revolving Advances and Swing Loans which are Eurodollar Rate Loans and 0.75% for Revolving Advances and Swing Loans which are Domestic Rate Loans.

Thereafter, effective as of the first Business Day following receipt by Agent of the quarterly financial statements of HT on a consolidated and consolidating basis required under Section 9.8 hereof for the previous fiscal quarter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Borrowers’ Average Quarterly Undrawn Availability as of the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date, such Average Quarterly Undrawn Availability to be calculated and determined by Agent:

Average Quarterly Undrawn Availability	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
Greater than or equal to $30,000,000	0.50%	1.50%
Greater than or equal to $15,000,000 but less than $30,000,000	0.75%	1.75%
Less than $15,000,000	1.00%	2.00%

Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived or cured in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the most recent Average Quarterly Undrawn Availability. Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof.

If, for any reason, Agent determines on any date (a “determination date”) that (a) the Average Quarterly Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Average Quarterly Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of Average Quarterly Undrawn Availability would have resulted in a higher interest rate for such period, automatically without the necessity of any demand but with at least two (2) days prior written notice by Agent to Borrower, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of Average Quarterly Undrawn Availability would have resulted in a lower interest rate for such period, then automatically without the necessity of any demand or notice, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by an amount equal to the excess of the amount of interest that was actually paid for such period over the amount of interest that should have been paid for such period and Agent shall credit to the Borrowers’ Account, on the first day of the month following the applicable determination date, the amount of such excess in U.S. Dollars and immediately available funds; provided, that, if as a result of any determination by Agent a proper calculation of Average Quarterly Undrawn Availability would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, Pinacle©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Average Undrawn Availability” shall mean, as of any date of determination, the quotient obtained by dividing (x) the aggregate sum of Undrawn Availability for each of the previous thirty (30) days by (y) thirty (30).

“Average Quarterly Undrawn Availability” shall mean, with respect to any particular calendar quarter, the quotient obtained by dividing (x) the aggregate sum of Undrawn Availability for each day in such quarterly period by (y) the number of days in such quarterly period.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).

“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.

“Borrower” and “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of each such Person.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8.

“Borrowing Agent” shall mean Holdings.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the President, Chief Financial Officer or Controller of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business” shall mean, in the case of the Borrowers, (i) selling reclaimed and virgin refrigerants throughout the air conditioning and refrigeration industry, (ii) providing refrigerant management services, fire suppression services, and energy and efficiency optimization services, and (iii) activities necessary to conduct the foregoing, and any related businesses.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of Borrowers represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of hereof.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, any changes to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of a Borrower to a Person who is not an Original Owner or (b) any merger or consolidation of or with a Borrower or sale of all or substantially all of the property or assets of a Borrower. For purposes of this definition, “control of a Borrower” shall mean the power, direct or indirect (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of a Borrower or (y) to direct or cause the direction of the management and policies of a Borrower by contract or otherwise.

“Change of Ownership” shall mean (a) 50% or more of the Equity Interests of any Borrower is no longer owned or controlled by (including for the purposes of the calculation of percentage ownership, any Equity Interests into which any Equity Interests of such Borrower held by any of the Original Owners are convertible or for which any such Equity Interests of such Borrower or of any other Person may be exchanged and any Equity Interests issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners) a Person who is an Original Owner, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of HT; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of HT by Persons who were neither (i) directors of HT on the Closing Date, (ii) nominated by the board of directors of HT nor (iii) appointed by directors so nominated; (d) any merger, consolidation or sale of substantially all of the property or assets of such Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrowers or any of their Affiliates.

“Closing Date” shall mean October 10, 2017 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Credit Party in all of the following property and assets of such Credit Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)          all Receivables;

(b)          all Equipment;

(c)          all General Intangibles and Intellectual Property;

(d)          all Inventory, including specifically but without limitation gas cylinders and other similar items that contain gas;

(e)          all Subsidiary Stock (including Subsidiary Stock of the Subsidiaries set forth on Schedule 5.2(b)) and Investment Property;

(f)           all fixtures;

(g)          all Real Property;

(h)          all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(i)           all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition; and

(j)           all proceeds and products of the property described in clauses (a) through (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Borrower for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Borrowers, would be sufficient to create a perfected Lien in any property or assets that such Borrower may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 14.3(c) or (d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate to be signed by the Chief Financial Officer or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 and 7.11.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrowers’ business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Acquisition Agreement, or the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of Borrowers that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Copyright Licenses” shall mean any written agreement providing for the grant by or to a Credit Party of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Covered Entity” shall mean (a) each Borrower, each of such Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Credit Parties” shall mean the Borrowers and the Guarantors and “Credit Party” shall mean any of them.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 14.2(d) hereof.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Earnings Before Interest and Taxes” shall mean for any period, with respect to Borrowers on a consolidated basis (unless Persons other than Borrowers are so specified in another applicable Section or provision of this Agreement), the sum of (i) net income (or loss) for such period (excluding extraordinary gains and losses), plus (ii) all interest expense for such period, plus (iii) all charges against income for such period for federal, state and local taxes.

“EBITDA” shall mean for any period, without duplication, with respect to HT on a consolidated basis with the Borrowers and Guarantors (unless Persons other than HT, the Borrowers or the Guarantors are so specified in another applicable Section or provision of this Agreement), the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) non-cash charges (including, without limitation, for the avoidance of doubt, non-cash stock compensation, expense and non-cash purchase accounting adjustments) plus (v) certain non-recurring cash expenses related to the Acquisition, to the extent expensed and not capitalized, in an aggregate amount not to exceed $15,000,000, provided, that (A) no addback to EBITDA of the expenses described in this clause (v) shall be permitted at any time after the fiscal quarter ending on September 30, 2018, and (B) the aggregate amount of such expenses which may be added back to EBITDA for the fiscal quarter ending on September 30, 2018 may not exceed $600,000.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Inventory” shall mean and include finished goods Inventory valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its reasonable discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in-transit, (iii) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts Borrowers’ or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; or (vii) is situated at a location not owned by Borrowers, unless (x) the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement or (y) Agent has implemented a reserve equal to three (3) months’ rent with respect to such location. For the avoidance of doubt, Eligible Inventory shall (i) include Slow Moving Inventory and (ii) exclude Inventory acquired pursuant to a trade Letter of Credit to the extent such trade Letter of Credit remains outstanding.

“Eligible In-Transit Inventory” shall mean and include Inventory which (x) is stored or contained in (I) railroad cars located within the continental United States or (II) portable tanks or bulk containers (including intermodal tanks and tanker trailers, but excluding cylinders and drums of any size) located within the continental United States and used for over-the-road transportation of refrigerant and (y) which is not otherwise excluded from being Eligible Inventory except that it is in-transit within the United States. Eligible In-Transit Inventory shall include all such Inventory for which title has passed to a Borrower, which is insured to the full value thereof, and for which Agent shall have in its possession (a) all negotiable bills of lading properly endorsed and (b) all non-negotiable bills of lading issued in Agent’s name.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Agent, in its reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a)          it arises out of a sale made by such Borrower to an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower;

(b)          it is due or unpaid more than (i) sixty (60) days after the original due date and/or (ii) one hundred twenty (120) days after the original invoice date;

(c)          fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Agent’s reasonable discretion, be increased or decreased from time to time;

(d)          any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)          the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)           the sale is to a Customer outside the continental United States of America or Puerto Rico or to a Customer located in a province of Canada that has not adopted the Personal Property Security Act of Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable discretion;

(g)          the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)          Agent believes, in its reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i)           the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless such Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances, provided, however, that notwithstanding the foregoing, (x) through and including the date which is sixty (60) days following the Closing Date, such Receivables may be included within the Formula Amount irrespective of whether the applicable Borrower complies with the requirements set forth in this clause (i), and (y) after the date which is sixty (60) days following the Closing Date, such Receivables may be included in the Formula Amount in an aggregate amount not to exceed $100,000 outstanding at any one time even if the applicable Borrower has failed to comply with the requirements contained in this clause (i);

(j)           the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by such Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k)          the Receivables of the Customer exceed a credit limit determined by Agent, in its reasonable discretion, to the extent such Receivable exceeds such limit, provided, however, that if the Receivables of such Customer are insured in an amount (such amount, the “Credit Insurance Limit”) of not less than $2,000,000, pursuant to a policy of credit insurance in effect on the applicable date of determination, the terms and issuer of which are satisfactory to the Agent in the exercise of its commercially reasonable judgment, then, in such event, the amount of the credit limit for such Customer (within the meaning contemplated under this clause (k)) shall equal not less than ninety per cent (90%) of the amount of such Credit Insurance Limit;

(l)           the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of such Borrower or the Receivable is contingent in any respect or for any reason, in such event only that portion of the Receivable subject to such offset, deduction, defense or dispute shall be deemed Ineligible;

(m)         Such Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)          any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o)          such Receivable is not payable to such Borrower; or

(p)          such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include all of the Credit Parties’ goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternative Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Eurodollar Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes (i) imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding Tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in FATCA.

“Existing Credit Agreement” shall mean that certain Revolving Credit, Term Loan, and Security Agreement dated June 22, 2012 by and among Hudson Technologies, the lenders party thereto, and PNC, as agent, as amended, restated, supplemented, or otherwise modified from time to time.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Fee Letter” shall mean that certain Fee Letter dated as of August 9, 2017 by and among Hudson Technologies, Agent, and PNCCM, in each case as amended, restated, supplemented, or otherwise modified from time to time.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to HT on a consolidated basis with the Borrowers and Guarantors for any fiscal period, the ratio of (a) EBITDA for such period, minus Unfinanced Capital Expenditures made during such period, minus the aggregate amount of cash taxes paid during such period, to (b) the aggregate amount of all scheduled payments of principal (which, for the avoidance of doubt, excludes principal payments relating to outstanding Revolving Advances) and all cash payments of interest, in each case with regard to all Funded Debt of the Borrowers during such period, plus the aggregate amount of cash dividends and distributions made during such period, plus (but without duplication) payments in respect of Capital Lease Obligations made during such period.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for Tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations, the Term Loan and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include all of Credit Parties’ general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Credit Parties to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean, collectively, HT and each Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guaranty” shall mean any guaranty of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge”.

“HT” shall mean Hudson Technologies, Inc., a corporation organized under the laws of the State of New York.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall mean property constituting under any Applicable Law a Patent, Patent License, patent application, Copyright, Copyright License, Trademark, Trademark License, service mark, trade name, Works, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrowers’ ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated of even date herewith by and between Agent and Term Loan Agent, and acknowledged by Borrowers and Guarantors, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include as to each Credit Party all of such Credit Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Credit Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Credit Parties’ business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Investment Property” shall mean and include all of Credit Parties’ now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Person which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of Credit Parties’ right, title and interest in and to the premises identified on Schedule 4.19 hereto or which is hereafter leased by the Credit Parties.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders" shall include any Affiliate of a Lender to which any of such Obligations (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it:  (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d).

“Letter of Credit Sublimit” shall mean $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“License Agreement” shall mean any agreement between a Credit Party and a Licensor pursuant to which such Credit Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Credit Party or otherwise in connection with such Credit Party’s business operations.

“Licensor” shall mean any Person from whom a Credit Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Credit Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Credit Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of the applicable Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement in form and substance satisfactory to Agent which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of Borrowers and Guarantors, taken as a whole, (b) the ability of Borrowers, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Loan Amount” shall mean $150,000,000.

“Maximum Revolving Advance Amount” shall mean $150,000,000.

“Maximum Swing Loan Advance Amount” shall mean $15,000,000.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 14.3(d).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Non-Qualifying Party” shall mean any Credit Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean collectively, the Revolving Credit Note and any Swing Loan Note.

“Obligations” shall mean and include any and all loans (including, without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by the Credit Parties to Issuer, Lenders, Swing Loan Lender, or Agent or to any other direct or indirect subsidiary or affiliate of Issuer, Agent, Swing Loan Lender, or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Credit Parties, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Issuer’s, Agent’s, Swing Loan Lender’s, or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, (i) any and all of Borrowers’ Indebtedness and/or liabilities under this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, Lender-Provided Foreign Currency Hedges, any Cash Management Products and Services, or under any other agreement between Issuer, Agent, Swing Loan Lender, or Lenders and Credit Parties and any amendments, extensions, renewals or increases and all costs and expenses of Issuer, Agent, Swing Loan Lender, and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Credit Parties to Agent, Swing Loan Lender, or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean the ordinary course of Borrowers’ business as conducted on the Closing Date.

“Original Owners” shall mean (i) Holdings with respect to Hudson Technologies and ARI or (ii) HT with respect to Holdings.

“Other Connection Taxes” shall mean with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in any Obligations hereunder or under any Other Document).

“Other Documents” shall mean the Notes, any Guaranty, any Lender-Provided Interest Rate Hedge, the perfection certificate, the Fee Letter, the Intercreditor Agreement, the mortgages, if any, and any and all other agreements, instruments and documents, including guaranties, guaranty security agreements, pledges, subordination agreements, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrowers or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Taxes” shall mean all present or future or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 14.2(e).

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Patent Licenses” shall mean any written agreement providing for the grant by or to a Credit Party of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Payee” shall have the meaning set forth in Section 3.10.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean, at any time, any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and is maintained or to which contributions are required by any Credit Party or any member of the Controlled Group.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than (x) $20,000,000 in the case of acquisitions with respect to which the aggregate consideration is less than $25,000,000 and (y) $25,000,000 in the case of acquisitions with respect to which the aggregate consideration is equal to or greater than $25,000,000 but equal to or less than $50,000,000 (the calculation of the aggregate amount of such consideration, in each case, to be made in accordance with the following clause (b)), (b) the total costs and liabilities (including without limitation or duplication, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of all such acquisitions do not exceed $100,000,000 in the aggregate throughout the Term or $50,000,000 in the aggregate in any fiscal year, (c) with respect to the acquisition of Equity Interests, such target shall (i) have a positive adjusted EBITDA, calculated in a manner reasonably satisfactory to the Agent and (ii) be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations; (d) the target or property is used or useful in the Borrowers’ Business; (e) Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to the Intercreditor Agreement and documentation satisfactory to Agent; (f) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (g) Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end and (ii) financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Agent; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent; and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition. For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as Agent has received a field exam and, if so required by Agent, an appraisal, in each case of such assets as set forth in clause (i) above and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Dispositions” shall mean at any time, unless an Event of Default has occurred and is then continuing (i) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the Business; (ii) leases or subleases of Real Property not useful in the conduct of the Business of Borrowers and their Subsidiaries and (iii) sales or dispositions of other assets (but excluding in all cases inventory and accounts receivable) so long as (x) each such disposition made pursuant to this clause (iii) is made at fair market value, (y) the aggregate fair market value of all such assets disposed of pursuant to this clause (iii) would not exceed $1,000,000 (or such greater amount as to which Agent shall have given its prior written consent) in any fiscal year (including the proposed disposition), and (z) the applicable Borrower reinvests the proceeds of each such sale or disposition made pursuant to this clause (iii) in substantially similar assets within 180 days after receipt thereof.

“Permitted Distributions” shall mean the declaration and payment by a Borrower of a dividend or distribution so long as: (a) no notice of termination with regard to this Agreement shall be outstanding; (b) at the time of the payment of any such dividend or distribution, and after giving pro forma effect thereto, Borrowers shall be in compliance with the financial covenants set forth in Section 6.5 hereof; (c) at the time of the payment of any such dividend or distribution, and after giving pro forma effect thereto, Undrawn Availability and Average Undrawn Availability shall be not less than $15,000,000; and (d) the purpose of such dividend or distribution shall be as set forth in writing to Agent, delivered at least ten (10) days prior to the making of such dividend or distribution and the proceeds of such dividend or distribution shall in fact be used for such purpose.

“Permitted Encumbrances” shall mean:

(a)          Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services;

(b)          Liens for Taxes not delinquent or being Properly Contested;

(c)          Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing;

(d)          deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e)          deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f)           Liens arising by virtue of the rendition, entry or issuance against Borrowers or any Subsidiary, or any property of Borrowers or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent;

(g)          mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h)          Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any Collateral of Borrowers and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6;

(i)           Liens in favor of Term Loan Agent, subject to the terms of the Intercreditor Agreement; and

(j)           Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to Collateral of Borrowers.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Credit Party or any member of the Controlled Group or to which any Borrower or any member of the Controlled Group is required to contribute.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PNCCM” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any Taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Eurodollar Rate for a one month period as published in another publication selected by the Agent).

“Purchasing CLO” shall have the meaning set forth in Section 14.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 14.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“R-22 Inventory” shall mean the Borrowers’ salable R-22 Refrigerant Gas inventory.  As used in this definition, the term “salable” means R-22 Refrigerant Gas that conforms to Standard 700.

“R-22 Refrigerant Gas” shall mean chlorodifluoromethane or monochlorodifluoromethane.

“Real Property” shall mean all of each Credit Party’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto or which is hereafter owned or leased by such Credit Party.

“Receivables” shall mean and include, as to each Credit Party, all of such Credit Party’s accounts (as defined in Article 9 of the Uniform Commercial Code), and all of such Credit Party’s contract rights, instruments (including those evidencing indebtedness owed to Credit Parties by their Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 14.3(e).

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least sixty-six and two thirds percent (66⅔%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty-six and two thirds percent (66⅔%) of the Commitment Percentages; provided, however, (i) if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (other than any Defaulting Lender) and (ii) for amendments or modifications to the Formula Amount or the component definitions thereof which would result in increased availability, Required Lenders shall mean Lenders holding at least seventy-five percent (75%) of the Advances, and if no Advances are outstanding, shall mean Lenders holding seventy-five percent (75%) of the Commitment Percentages.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean the Advances made pursuant to Section 2.1 hereof.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Commitment Percentage (if any) of such Lender.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Revolving Advances which are Domestic Rate Loans and Swing Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Revolving Advances which are Eurodollar Rate Loans.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Slow Moving Inventory” shall mean inventory (excluding R-22 Inventory) not sold, processed or blended into a saleable product within one year of acquisition thereof by the applicable Borrower.

“Springing Dominion Event” shall mean the Borrowers have Undrawn Availability (calculated without giving effect to clauses (b)(ii) and (b)(iii) thereof) of less than (i) $15,000,000 at any time or (ii) $17,500,000, calculated on average over a period of five consecutive days; provided, however, that a Springing Dominion Event shall cease to exist on the date that Borrowers have Undrawn Availability (calculated without giving effect to clauses (b)(ii) and (b)(iii) thereof) equal to or greater than $20,000,000, calculated on average over a period of thirty (30) consecutive days.

“Standard 700” shall mean, as of any date of determination, Standard 700 of the Air-Conditioning, Heating and Refrigeration Institute, as in effect on such date.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” (a) with respect to the Equity Interests issued to a Credit Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Credit Party by any Foreign Subsidiary, if any, (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 66% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such  Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Credit Party and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall mean, collectively, the term loans made severally to some or all of the Borrowers by the Term Loan Lenders pursuant to the Term Loan Documents.

“Term Loan Agent” shall mean U.S. Bank National Association, as administrative agent and collateral agent for Term Loan Lenders.

“Term Loan Documents” shall mean that certain Term Loan Credit and Security Agreement dated as of even date herewith among Credit Parties, Term Loan Agent, and Term Loan Lenders, and all agreements, instruments, and documents executed or delivered in connection therewith, each as amended, restated, supplemented, or otherwise modified from time to time.

“Term Loan Lenders” shall mean the lenders from time to time party to the Term Loan Documents.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trademark License” shall mean any written agreement providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.

“Transition Services Agreement” shall mean that certain transition services agreement, dated as of October 10, 2017, among Airgas, Inc., Holdings and HT with respect to, inter alia, customer remittances received on or after the Closing Date by Airgas, Inc.

“Transactions” means the transactions contemplated to occur on the Closing Date pursuant to the Acquisition, under this Agreement and under the Term Loan Documents.

“Transferee” shall have the meaning set forth in Section 14.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all then outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Revolving Advances and Swing Loans plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date, plus (iii) fees and expenses incurred in connection with the Transactions for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrowers other than those made utilizing financing provided by the applicable seller or third party lenders. For the avoidance of doubt, Capital Expenditures made by a Borrower utilizing the proceeds of Revolving Advances and Swing Loans shall be deemed to be Unfinanced Capital Expenditures.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

1.3           Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4           Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or cured within any period of cure expressly provided for in this Agreement. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of Borrowers are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrowers or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrowers and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5           Existing Indebtedness. This Agreement amends and restates, in its entirety, the Existing Credit Agreement and all the indebtedness outstanding on the Closing Date under the Existing Credit Agreement and any related instrument, agreement, or document is, and shall be deemed to be, outstanding under this Agreement as of the Closing Date. The execution and delivery of this Agreement and the Other Documents, however, does not represent or evidence a refinancing, repayment, accord, and/or satisfaction or a novation of any such existing indebtedness. All liens and security interests previously granted to the Agent pursuant to the Existing Loan Agreement and all related instruments, agreements, and documents are acknowledged and reconfirmed, and remain in full force and effect, and are not intended to be released, replaced, or impaired.

II.	ADVANCES, PAYMENTS.

2.1          Revolving Advances.

(a)          Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Sections 2.1(b) and (c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the outstanding amount of the Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i)          up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii)         up to the lesser of (A) 70%, subject to the provisions of Sections 2.1(b), (c) and (d) hereof, of the value of the Eligible Inventory (“Inventory Advance Rate”) and (B) 85%, subject to the provisions of Sections 2.1(b), (c) and (d) hereof, of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its commercially reasonable judgment) (the “Inventory NOLV Advance Rate”), plus

(iii)        up to the lesser of (A) 70%, subject to the provisions of Sections 2.1(b), (c) and (d) hereof, of the value of the Eligible In-Transit Inventory (“In-Transit Inventory Advance Rate”) and (B) 85%, subject to the provisions of Sections 2.1(b), (c) and (d) hereof, of the appraised net orderly liquidation value of Eligible In-Transit Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its commercially reasonable judgment) (the “In-Transit Inventory NOLV Advance Rate”, and together with the Inventory Advance Rate, Inventory NOLV Advance Rate, the In-Transit Inventory Advance Rate, and the Receivables Advance Rate, collectively, the “Advance Rates”), minus

(iv)        the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(v)         such reserves as Agent may reasonably deem proper and necessary from time to time.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii), and (iii) minus (y) Sections 2.1 (a)(y)(iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b)          Discretionary Rights. Upon thirty (30) days written notice to the Borrowers, the Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion. Borrowers consent to any such increases or decreases and acknowledge that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowers. The rights of Agent under this subsection are subject to the provisions of Section 14.2(b). Notwithstanding anything to the contrary herein, the Agent may implement a rent reserve in the amount of three (3) months’ rent for each parcel of Real Property leased by a Borrower (including all warehouses) for which the Agent has not received a fully executed Lien Waiver Agreement in form and substance acceptable to the Agent, provided that, for the avoidance of doubt (I) Inventory located at such premises, to the extent it otherwise constitutes Eligible Inventory, shall be deemed Eligible Inventory and (II) such rent reserve shall be eliminated with respect to any such premises upon Agent’s receipt of a duly executed Lien Waiver Agreement applicable to such premises.

(c)          Sublimits for Revolving Advances made against Eligible Inventory. The aggregate amount of Revolving Advances made to Borrowers against (i) Eligible Inventory consisting of gas cylinders shall not exceed in the aggregate, at any time outstanding, Six Million Four Hundred Thousand Dollars ($6,400,000), (ii) Eligible In-Transit Inventory shall not exceed in the aggregate, at any time outstanding, Ten Million Dollars ($10,000,000), and (iii) Eligible Inventory consisting of Slow Moving Inventory shall not exceed in the aggregate, at any time outstanding, One Million Five Hundred Thousand Dollars ($1,500,000).

(d)          Step-up in Value. For avoidance of doubt, it is understood and acknowledged by Agent and Lenders that Borrowers intend, on or about the Closing Date, to step-up to fair market value the cost of Inventory owned by ARI as of the date of consummation of the Acquisition and in such case, to the extent such step-up occurs, Eligible Inventory shall reflect such step-up to fair market value.

2.2          Procedure for Revolving Advances Borrowing.

(a)          Borrowing Agent may notify Agent prior to 10:00 a.m. on a Business Day of Borrowers’ request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)          Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan for any Advance (other than Swing Loans), Borrowers shall give Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than $1,000,000 and integral multiples of $500,000 in excess thereof, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two, or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrowers during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than five (5) Eurodollar Rate Loans, in the aggregate.

(c)          Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowers may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term. Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such Eurodollar Rate Loan to a Domestic Rate Loan as of the last day of the Interest Period applicable to such Eurodollar Rate Loan subject to Section 2.2(d) below.

(d)           Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrowers desire to convert a loan, Borrowing Agent shall give Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable Eurodollar Rate Loan) with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e)          At its option and upon written notice given prior to 10:00 a.m. (New York time) at least three (3) Business Days’ prior to the date of such prepayment, Borrowers may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrowing Agent shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f)          Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrowers in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrowers to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(g)          Notwithstanding any other provision hereof, if any Applicable Law, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowers shall be conclusive absent manifest error.

2.3           Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance or Swing Loan requested by Borrowers or deemed to have been requested by Borrowers under Section 2.2(a) hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan, be made available to the applicable Borrowers on the day so requested by way of credit to such Borrowers’ operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4          Swing Loans.

(a)          Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its commercially reasonable judgment cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future

(b)          Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)          Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.20 below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Commitment Percentage minus its Participation Commitment (taking into account any reallocations under Section 2.20) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5          Maximum Advances. The aggregate balance of Revolving Advances and Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount less, in each case, the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit.

2.6          Repayment of Advances.

(a)          The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b)          Borrowers recognize that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. Agent shall conditionally credit Borrowers’ Account as of the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received by Agent during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.15(h).

(c)          All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)          Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7          Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8          Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowers a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowers. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9          Letters of Credit.

(a)          Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit (“Letters of Credit”) for the account of Borrowers; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(iv). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the applicable Contract Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

(b)          Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.10        Issuance of Letters of Credit.

(a)          Borrowing Agent may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowers also have the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)          Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four (24) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”)), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c)          Agent shall use its reasonable efforts to notify Lenders of the request by Borrowers for a Letter of Credit hereunder.

2.11        Requirements For Issuance of Letters of Credit.

(a)          Borrowing Agent shall authorize and direct any Issuer to name any Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(b)          In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrowers hereby appoint Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse Borrowers’ name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign Borrowers’ name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of Borrowers or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrowers for such purpose; and (iv) to complete in Borrowers’ name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12        Disbursements, Reimbursement.

(a)          Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)          In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that it shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, New York time on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum Revolving Advance Amount or the Formula Amount and subject to Section 8.2 hereof. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)          Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d)          With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e)          Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13        Repayment of Participation Advances.

(a)          Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.23, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender.

(b)          If Agent is required at any time to return to Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14        Documentation. Borrowers agree to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued for Borrowers’ account and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from Borrowers’ own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15        Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16        Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(i)          any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrowers or any other Person for any reason whatsoever;

(ii)         the failure of Borrowers or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii)        any lack of validity or enforceability of any Letter of Credit;

(iv)        any claim of breach of warranty that might be made by Borrowers or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which Borrowers or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrowers or any Subsidiaries of Borrowers and the beneficiary for which any Letter of Credit was procured);

(v)         the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi)        payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)       the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)      any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowers, unless the Agent has received written notice from Borrowers of such failure within three (3) Business Days after the Agent shall have furnished Borrowers a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)         any Material Adverse Effect on Borrowers or any Guarantor;

(x)          any breach of this Agreement or any Other Document by any party thereto;

(xi)         the occurrence or continuance of an insolvency proceeding with respect to Borrowers or any Guarantor;

(xii)        the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii)       the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17         Indemnity. In addition to amounts payable as provided in Section 14.5, the Borrowers hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18         Liability for Acts and Omissions. As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrowers against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrowers and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to the Borrowers for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to Borrowers or any Lender.

2.19        Additional Payments. Any sums expended by Agent or any Lender due to Borrowers’ failure to perform or comply with its obligations under this Agreement or any Other Document including Borrowers’ obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan, and added to the Obligations.

2.20        Manner of Borrowing and Payment.

(a)          Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)          Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.20(c) hereof.

(c)          Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.20(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)          Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Swing Loan Settlement Date”). Subject to any contrary provisions of Section 2.23, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Swing Loan Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Swing Loan Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.20(c).

(e)          If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.21        Mandatory and Voluntary Prepayments.

(a)          Subject to Section 4.3 hereof, and subject to the terms of the Intercreditor Agreement, and other than Permitted Dispositions, when any Credit Party sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Credit Parties shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(b)          Subject to the terms of the Intercreditor Agreement, Borrowers shall prepay (or cause to be prepaid) the Advances by an amount equal to all net proceeds (i.e., gross proceeds less the actual collection costs if any, and in connection with any indemnification claim, any actual losses, costs or expenses which gave rise thereto) received by Borrowers pursuant to the Acquisition Agreement, whether as adjustments to the purchase price payable thereunder, as indemnification payments or otherwise. Such repayments shall be applied to the Revolving Advances subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(c)          Subject to the terms of the Intercreditor Agreement, and except as otherwise provided in Section 2.2(f) hereof, Borrowers may prepay (or cause to be prepaid) the Advances at any time on upon written notice to the Agent, without penalty or premium.

(d)          Subject to the terms of the Intercreditor Agreement, in the event of any issuance or other incurrence of Indebtedness by Borrowers or the issuance of any Equity Interests by any Borrower (which, for the avoidance of doubt, shall not include HT), Borrowers shall, no later than one (1) Business Day after the receipt by Borrowers of (i) the cash proceeds from any such issuance or incurrence of Indebtedness or (ii) the net cash proceeds of any issuance of Equity Interests, as applicable, repay the Advances in an amount equal to (x) 100% of such cash proceeds in the case of such incurrence or issuance of Indebtedness and (y) 100% of such net cash proceeds in the case of an issuance of Equity Interests. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(e)          Borrowers may, at their option from time to time (but in no event more than twice in any calendar year) permanently reduce the aggregate Revolving Commitments upon at least ten (10) Business Days’ prior written notice to Agent, which notice shall specify the amount and effective date of the reduction and shall be irrevocable once given. Each reduction (i) shall be in a minimum amount of $10,000,000 or an increment of $5,000,000 in excess thereof, (ii) shall not reduce the aggregate Revolving Commitments to an amount less than the sum of (A) the aggregate principal amount of Revolving Advances and Swing Loans outstanding at such time and (B) the Maximum Undrawn Amount of all Letters of Credit at such time (unless accompanied by a corresponding prepayment of such outstanding Revolving Advances and Swing Loans and/or cash collateralization or backstopping by a backstop letter of credit, in each case reasonably satisfactory to Agent), and (iii) shall not reduce the aggregate Revolving Commitments to an amount less than $50,000,000.

2.22        Use of Proceeds.

(a)          Borrowers shall apply the proceeds of Advances to (i) partially fund the Acquisition and related fees and expenses, (ii) pay fees and expenses relating to this transaction, (iii) provide for its capital expenditure and working capital needs and reimburse drawings under Letters of Credit, and (iv) to fund Permitted Acquisitions.

(b)          Without limiting the generality of Section 2.22(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.23        Defaulting Lender.

(a)          Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowers that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b)          Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrowers the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c)          A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d)          Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrowers, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)          In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

(f)           if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(i)          Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(ii)         if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(iii)        if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(iv)        if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation;

(v)         if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issueror any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer(and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(vi)        so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.23(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

III.	INTEREST AND FEES.

3.1           Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months from the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two percent (2%) per annum (as applicable, the “Default Rate”).

3.2          Letter of Credit Fees.

(a)          Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of Eurodollar Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowers in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2%) per annum.

(b)          On demand (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrowers hereby irrevocably authorizes Agent, in its discretion, on Borrowers’ behalf and in Borrowers’ name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrowers, in the amounts required to be made by Borrowers, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrowers coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrowers may not withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations, (y) expiration of all Letters of Credit and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer and Lenders, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3          Facility Fee. If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances plus Swing Loans plus the undrawn amount of any outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4          Fees.

(a)          Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(b)          All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.10 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5          Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed; provided that interest on Domestic Rate Loans shall be calculated on a 365 or 366 day basis, as the case may be, for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate for Domestic Rate Loans during such extension.

3.6          Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7          Increased Costs. In the event that any Applicable Law or any Change in Law, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)          subject Agent, Swing Loan Lender, or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent, Swing Loan Lender, or any Lender or Issuer of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for the rate of tax on the overall net income of Agent, Swing Loan Lender, or Lender by the jurisdiction in which it maintains its principal office);

(b)          impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)          impose on Agent, Swing Loan Lender, or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender or such other Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender, or such other Lender deems to be material, then, in any case Agent shall use reasonable efforts to notify Borrowing Agent thereof within a reasonable period of time following Agent’s actual knowledge thereof, and promptly following Borrowing Agent’s receipt of such notice, Borrowers shall promptly pay Agent, Swing Loan Lender, or such other Lender, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender, or such other Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent, Swing Loan Lender, or such other Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error.

3.8          Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)          reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)          Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan; or

(c)          the making, maintenance or funding of any Eurodollar Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(d)          the Eurodollar Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Eurodollar Rate Loan,

then Agent shall give Borrowers prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowers shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrowers shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9          Capital Adequacy.

(a)          In the event that Agent, Swing Loan Lender, or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, or any Lender and any corporation or bank controlling Agent, Swing Loan Lender, or any Lender) and the office or branch where Agent, Swing Loan Lender, or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender, or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s, and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender, or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender, or any Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender, or such other Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender, or such other Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender, or such other Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b)          A certificate of Agent, Swing Loan Lender, or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender, or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowers shall be conclusive absent manifest error.

3.10        Taxes.

(a)          Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)          Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)          Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount and basis of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, upon request of Agent, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i)          two (2) duly completed valid originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)         two (2) duly completed valid originals of IRS Form W-8ECI (or successor form),

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form),

(iv)        any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(v)         to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 (or successor form) or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)          If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers at the time or times reasonably requested by the Borrowers or Agent (A) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and (B) such additional documentation reasonably requested by Agent or any Borrower as may be necessary for Agent and the Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this subparagraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes (including the payment of additional amounts pursuant to this Section 3.10), it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Borrowers shall repay to Agent, Swing Loan Lender, a Lender, a Participant or Issuer , upon written request of such party, the amount paid to Borrowers pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such party is required to repay such refund to such Governmental Body. This paragraph shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11        Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain Eurodollar Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 14.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 14.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 14.3 hereof, all of its Advances and its Commitment Percentage, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.	COLLATERAL: GENERAL TERMS

4.1          Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer, and each Lender of the Obligations, each Credit Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Credit Parties shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Credit Parties shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2           Perfection of Security Interest. The Credit Parties shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, Credit Parties hereby authorize Agent to file against Credit Parties, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Credit Parties’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations.

4.3          Disposition of Collateral. Credit Parties will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except the sale of Inventory in the Ordinary Course of Business and Permitted Dispositions.

4.4          Preservation of Collateral. Following the occurrence of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrowers’ premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use Credit Parties’ owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Credit Parties’ owned or leased property. Credit Parties shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5          Ownership of Collateral.

(a)          With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Credit Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by Credit Parties or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of Credit Parties that appear on such documents and agreements shall be genuine and Credit Parties shall have full capacity to execute same; and (iv) Credit Parties’ Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business. Credit Parties may relocate Inventory at any time to any of the locations set forth on Schedule 4.5 without the consent of Agent.

(b)          (i) There is no location at which Credit Parties have any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of Credit Parties is stored; none of the receipts received by Borrowers from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.19 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of Credit Parties and (B) the chief executive offices of Credit Parties; and (iv) Schedule 4.19 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by Credit Parties, together with the names and addresses of any landlords.

4.6          Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period Credit Parties shall not, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Credit Parties shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Credit Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent, at such location or locations as shall be mutually acceptable. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. If Agent exercises this right to take possession of the Collateral, Credit Parties shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into Credit Parties’ possession, they, and each of them, shall be held by Credit Parties in trust as Agent’s trustee, and Credit Parties will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7          Books and Records. Credit Parties shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP.

4.8          Financial Disclosure. Credit Parties hereby irrevocably authorizes and directs all accountants and auditors that are salaried employees of the Credit Parties at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Credit Parties’ financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning Credit Parties’ financial status and business operations. Credit Parties hereby authorize all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to Credit Parties, whether made by Credit Parties or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Credit Parties prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9          Compliance with Laws. Credit Parties shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of Credit Parties’ business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Credit Parties may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral. The assets of Credit Parties at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Credit Parties so that such insurance shall remain in full force and effect.

4.10        Inspection of Premises and Appraisals; Inventory Monitoring System.

(a)          At all reasonable times and upon five (5) Business Days written notice, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Credit Parties’ books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Credit Parties’ business. At all reasonable times and upon three (3) Business Days written notice, Agent, any Lender and their agents may enter upon any of Credit Parties’ premises for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Credit Parties’ business. The Agent shall perform field examinations with regard to the Collateral at any time in its reasonable discretion up to three (3) times per annum; provided that such limitation shall not apply after the occurrence and continuance of an Event of Default. So long as no Event of Default has occurred and is continuing, Credit Parties shall not be liable to pay for more than three (3) such examinations in any fiscal year (excluding any field examinations conducted prior to the Closing Date).

(b)          Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Credit Parties’ Inventory. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Credit Parties as to the identity of any such firm. In the event the value of Credit Parties’ Inventory, as so determined pursuant to such appraisal, is less than provided in the most recent Borrowing Base Certificate, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Credit Parties shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances. So long as no Event of Default has occurred, such appraisals shall not occur more than two (2) times in any fiscal year of Borrowers.

(c)          Borrowers shall maintain at all times in full force and effect an Inventory monitoring system for the purpose of tracking, on a periodic basis reasonably satisfactory to Agent, the valuation of Borrowers’ R-22 Inventory.

4.11        Insurance. The assets and properties of Credit Parties at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of Credit Parties so that such insurance shall remain in full force and effect. Credit Parties shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Credit Parties’ own cost and expense in amounts and with carriers acceptable to Agent, Credit Parties shall (a) keep all its insurable properties and properties in which Credit Parties have an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Credit Parties’ including business interruption insurance; (b) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Credit Parties are engaged in business; (d) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Credit Parties to make payment for such loss to Agent and not to Credit Parties and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Credit Parties and Agent jointly, Agent may endorse Credit Parties’ names thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clause (a) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine, or, at the written request of Borrowing Agent, may be remitted to Credit Parties for repair or replacement of the applicable Collateral. Any surplus shall be paid by Agent to Credit Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Credit Parties to Agent, on demand.

Notwithstanding the foregoing, subject to the terms of the Intercreditor Agreement, if requested by Credit Parties in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Property, Credit Parties may use such proceeds or awards to repair or replace such Equipment or Real Property (and until so used, the proceeds shall be held by Agent as cash Collateral) as long as (i) no Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded within 180 days from the date of receipt of such proceeds, in accordance with plans satisfactory to Agent determined in good faith; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Collateral is free of Liens, other than Permitted Encumbrances; and (v) Credit Parties comply with disbursement procedures for such repair or replacement as Agent may reasonably require.

4.12        Failure to Pay Insurance. If Credit Parties fail to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Credit Parties, and charge Credit Parties’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13        Payment of Taxes. Credit Parties will pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon Credit Parties or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, unless such taxes, assessments and other Charges are being Properly Contested. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between Credit Parties and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Credit Parties pay the taxes, assessments or other Charges and Credit Parties hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that Credit Parties have Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 4.13 shall be charged to Credit Parties’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Credit Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Credit Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14        Payment of Leasehold Obligations. Credit Parties shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15        Receivables.

(a)          Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Credit Parties, or work, labor or services theretofore rendered by Credit Parties as of the date each Receivable is created. Same shall be due and owing in accordance with Credit Parties’ standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Credit Parties to Agent.

(b)          Solvency of Customers. Each Customer, to the best of Credit Parties’ knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Credit Parties who are not solvent Credit Parties have set up on their books and in their financial records bad debt reserves adequate to cover such Receivables.

(c)          Location of Credit Parties. Credit Parties’ chief executive office is located at One Blue Hill Plaza, Pearl River, New York 10965. Until written notice is given to Agent by Credit Parties of any other office at which Credit Parties keeps their records pertaining to Receivables, all such records shall be kept at such executive office.

(d)          Collection of Receivables. Until Credit Parties’ authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default), Credit Parties will, at Credit Parties’ reasonable cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not, at any time on or after the date on which such notice shall have been given by Agent, commingle such collections with Credit Parties’ funds or use the same except to pay Obligations. Credit Parties shall deposit in the Blocked Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)          Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)          Power of Agent to Act on Credit Parties’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Credit Parties any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Credit Parties hereby waive notice of presentment, protest and non-payment of any instrument so endorsed. Credit Parties hereby constitute Agent or Agent’s designee as Credit Parties’ attorney with power (i) to endorse Credit Parties’ name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Credit Parties’ name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign Credit Parties’ name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Credit Parties’ rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Credit Parties’ name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Credit Parties’ name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default, to change the address for delivery of mail addressed to Credit Parties to such address as Agent may designate and to receive, open and dispose of all mail addressed to Credit Parties. The Agent shall have the right at any time following the occurrence of an Event of Default to utilize the Power of Attorney executed by Credit Parties set forth in this Section 4.15(f). For the avoidance of doubt, Agent shall not be authorized or permitted to act under this Power of Attorney until after the occurrence of an Event of Default hereunder which has not been cured or waived by Agent.

(g)          No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default, Agent may, without notice or consent from Credit Parties, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by Credit Parties, all without discharging or in any way affecting Credit Parties’ liability hereunder.

(h)          Establishment of a Lockbox Account, Dominion Account. All proceeds of Receivables shall be deposited by Credit Parties into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Credit Parties and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds. Credit Parties, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Credit Parties shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Upon the occurrence and during the continuance of any Springing Dominion Event, and continuing until such Springing Dominion Event shall cease to exist, Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of Letters of Credit) in such order as Agent shall determine in its sole discretion within one (1) Business Day following the Business Day in which Agent receives such funds, provided that in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances. All deposit accounts and investment accounts of Credit Parties and its Subsidiaries are set forth on Schedule 4.15(h). For the avoidance of doubt, the remittance by customers of ARI to Airgas, Inc. of payments of Receivables and the transfer of the proceeds thereof from Airgas, Inc. to ARI, in each case pursuant to the Transition Services Agreement, shall not be deemed a violation of this section so long as such proceeds are promptly following receipt thereof deposited by the Credit Parties into either the Blocked Accounts or Depository Accounts.

(i)          Adjustments. Credit Parties will not, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Credit Parties.

4.16        Inventory. To the extent Inventory held for sale or lease has been produced by Credit Parties, it has been and will be produced by Credit Parties in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17        Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved in all material respects. Credit Parties shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Credit Parties shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18        Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Credit Parties’ agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Credit Parties’ obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Credit Parties of any of the terms and conditions thereof.

4.19        Environmental Matters.

(a)          Credit Parties shall ensure that the Real Property and all operations and businesses conducted thereon remains in material compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b)          Credit Parties shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c)          Credit Parties shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain material compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Credit Parties shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Credit Parties in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d)          In the event Credit Parties obtain, give or receive notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Credit Parties’ interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Credit Parties shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Credit Parties are aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e)          Credit Parties shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Credit Parties to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Credit Parties and the Authority regarding such claims to Agent until the claim is settled. Credit Parties shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Credit Parties are required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f)           Credit Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Credit Parties shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Credit Parties shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Credit Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Credit Parties.

(g)          Promptly upon the written request of Agent subsequent to a Hazardous Discharge, Credit Parties shall provide Agent, at Credit Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Credit Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h)          Credit Parties shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Credit Parties’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Credit Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i)          For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Credit Parties’ right, title and interest in and to its owned and leased premises.

4.20        Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Each Credit Party represents and warrants as follows:

5.1          Authority. Each Credit Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by Credit Parties, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of Credit Parties enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Credit Parties’ corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of applicable law or the terms of Credit Parties’ by-laws, certificate of incorporation or other applicable documents relating to Credit Parties’ formation or to the conduct of Credit Parties’ business or of any material agreement or undertaking to which Credit Parties are a party or by which Credit Parties are bound, (b) will not conflict with or violate any applicable law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Credit Parties under the provisions of any agreement, charter document, instrument, by-law or other instrument to which Credit Parties are a party or by which they or their property is a party or by which they may be bound, including without limitation, the Term Loan Documents and Acquisition Agreement.

5.2          Formation and Qualification.

(a)          Credit Parties are duly incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Credit Parties to conduct their respective business and own their respective property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Credit Parties have delivered to Agent true and complete copies of their respective certificates of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

(b)          The only Subsidiaries of Credit Parties are listed on Schedule 5.2(b).

5.3          Survival of Representations and Warranties. All representations and warranties of Credit Parties contained in this Agreement and the Other Documents shall be true at the time of Credit Parties’ execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4          Tax Returns. Credit Parties’ federal tax identification numbers are set forth on Schedule 5.4. Credit Parties have filed all federal, state and local tax returns and other reports they are required by law to file and have paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of Credit Parties is adequate in all material respects for all years not closed by applicable statutes, and for its current fiscal year, and Credit Parties have no knowledge of any deficiency or additional assessment in connection therewith not provided for on their books.

5.5          Financial Statements. The consolidated and consolidating balance sheets of HT and its Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2016, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, (except for changes in application in which such accountants concur) and present fairly the financial position of any Borrower and its Subsidiaries at such date and the results of their operations for such period. Since December 31, 2016 there has been no change in the condition, financial or otherwise, of HT and its Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by HT and its Subsidiaries, except changes in the Ordinary Course of Business or as otherwise permitted pursuant to this Agreement, none of which individually or in the aggregate has been materially adverse.

5.6          Entity Name. Credit Parties have not been known by any other corporate name in the past five years and do not sell Inventory under any other name except as set forth on Schedule 5.6, nor have Credit Parties been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, other than pursuant to the Acquisition.

5.7          O.S.H.A. and Environmental Compliance.

(a)          Credit Parties have duly complied with, and their facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding material citations, notices or orders of non-compliance issued to Credit Parties or relating to their business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)          Credit Parties have been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)          (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Credit Parties; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Credit Parties; (iii) neither the Real Property nor any premises leased by Credit Parties have ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Credit Parties, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Credit Parties or of their tenants.

5.8          Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)          Each Credit Party is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b)          Except as disclosed in Schedule 5.8(b), Credit Parties have no (i) pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, and (ii) liabilities or indebtedness for borrowed money other than the Obligations and the Term Loan.

(c)          Credit Parties are not in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor are Credit Parties in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)          No Credit Party nor any member of the Controlled Group maintains nor is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws except to the extent that non-compliance therewith could reasonably be expected to have a Material Adverse Effect. (i) Each Credit Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan and Multi-Employer Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, or an application for such a determination is currently being processed by the Internal Revenue Service or the Plan is a prototype or volume submitter plan with respect to which the Internal Revenue Service has issued an opinion letter; (iii) neither any Credit Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan or Multiemployer Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Credit Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Credit Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Credit Party nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and, to Credit Parties’ knowledge, no fact exists which could give rise to any such liability; (viii) to Credit Parties’ knowledge, neither any Credit Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable ERISA Event; (xi) neither any Credit Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Credit Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Credit Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan; and (xv) no Pension Benefit Plan is in “at risk” status under Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA.

5.9          Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by Credit Parties are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the material intellectual property rights which are necessary for the operation of its business; to Credit Parties’ knowledge, there is no objection to, or pending challenge to, the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and Credit Parties are not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by Credit Parties and all trade secrets used by Credit Parties consist of original material or property developed by Credit Parties or was lawfully acquired by Credit Parties from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10        Licenses and Permits. Except as set forth in Schedule 5.10, Credit Parties (a) are in compliance with and (b) have procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11        Default of Indebtedness. Credit Parties are not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12        No Default. Credit Parties are not in default in the payment or performance of any of its material contractual obligations and no Default has occurred.

5.13        No Burdensome Restrictions. Credit Parties are not party to any contract or agreement the performance of which could have a Material Adverse Effect. Credit Parties have heretofore delivered to Agent true and complete copies of all material contracts to which they are a party or to which they or any of its properties are subject. Credit Parties have not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of their property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14        No Labor Disputes. Credit Parties are not involved in any labor dispute; there are no strikes or walkouts or union organization of Credit Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15        Margin Regulations. Credit Parties are not engaged, nor will they engage, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16        Investment Company Act. Credit Parties are not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor are they controlled by such a company.

5.17        Disclosure. No representation or warranty made by Credit Parties in this Agreement, the Term Loan Documents, the Acquisition Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. There is no fact known to Credit Parties or which reasonably should be known to Credit Parties which Credit Parties have not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18        Swaps. Credit Parties are not a party to, nor will they be a party to, any swap agreement whereby Credit Parties have agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19        Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Credit Parties or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20        Application of Certain Laws and Regulations. Neither Credit Parties nor any Affiliate of Credit Parties is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21        Business and Property of Credit Parties. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the Business. On the Closing Date, Borrowers will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrowers.

5.22        Section 20 Subsidiaries. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.23        Federal Securities Laws. Neither Credit Parties nor any of their Subsidiaries, in each case other than HT, (i) are required to file periodic reports under the Exchange Act, (ii) have any securities registered under the Exchange Act nor (iii) have filed a registration statement that has not yet become effective under the Securities Act.

5.24        Delivery of Term Loan Documents and Acquisition Agreement. Agent has received complete copies of the Acquisition Agreement and Term Loan Documents, and related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, and waivers relating thereto. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

VI.          AFFIRMATIVE COVENANTS.

Each Credit Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1          Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2           Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3           Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrowers which could reasonably be expected to have a Material Adverse Effect.

6.4           Government Receivables. After the occurrence and continuance of an Event of Default (subject to applicable cure and grace periods) which has not been waived by Agent, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrowers and the United States, any state or any department, agency or instrumentality of any of them.

6.5           Fixed Charge Coverage Ratio. Cause to be maintained at all times a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00, as of the end of each trailing period of four consecutive fiscal quarters, commencing with fiscal quarter ending on December 31, 2017, provided, however, that solely for purposes of determining the calculations evidencing compliance with this covenant (i) EBITDA for the fiscal quarters ended on March 31, 2017 and June 30, 2017 shall be deemed to equal the combined sum of the amounts set forth in Schedule 6.5 opposite each such fiscal quarter attributable to HT, Hudson Technologies and Holdings, on the one hand, and allocable to ARI, on the other hand, (ii) EBITDA for the fiscal quarter ended on September 30, 2017 shall be deemed to equal the combined sum of (x) actual EBITDA of HT, Hudson Technologies and Holdings, on the one hand, and (y) actual EBITDA allocable to ARI, on the other hand, in each case for such fiscal quarter, in each case as calculated and determined in good faith by the Borrowers (in accordance with sound accounting principles, consistently applied) to the reasonable satisfaction of the Agent, (iii) EBITDA for the fiscal quarter ending on December 31, 2017 shall be deemed to equal the sum of (x) for the period commencing on the Closing Date and ending on December 31, 2017 actual EBITDA for such period plus (y) for the period commencing on October 1, 2017 and ending on the date preceding the Closing Date, the sum of EBITDA for such period attributable to HT, Hudson Technologies and Holdings, on the one hand, and allocable to ARI, on the other hand, in each case under this clause (iii) as calculated and determined in good faith by the Borrowers (in accordance with sound accounting principles, consistently applied) to the reasonable satisfaction of the Agent, (iv) with respect to each component of the Fixed Charge Coverage Ratio other than EBITDA and Unfinanced Capital Expenditures (collectively, the “FCC Components”), the aggregate amount of the FCC Components for (A) the four fiscal quarters ending on December 31, 2017 shall be deemed to equal the product of the actual aggregate amount of the FCC Components for the fiscal quarter then ended, multiplied by a factor of 4, (B) the four fiscal quarters ending on March 31, 2018 shall be deemed to equal the product of the actual aggregate amount of the FCC Components for the two fiscal quarter then ended, multiplied by a factor of 2 and (C) the four fiscal quarters ending on June 30, 2018 shall be deemed to equal the product of the actual aggregate amount of the FCC Components for the three fiscal quarter then ended, multiplied by a factor of 1 and 1/3, and (v) with respect to Unfinanced Capital Expenditures, for each trailing period of four consecutive fiscal quarters that includes any fiscal quarter ended on March 31, June 30 or September 30, 2017, or ending on December 31, 2017, Unfinanced Capital Expenditures (x) for each of the fiscal quarters ended on March 31, June 30 and September 30, 2017 shall be deemed to equal the combined sum of the actual Unfinanced Capital Expenditures of HT, Hudson Technologies and Holdings, on the one hand, and the actual Unfinanced Capital Expenditures allocable to ARI on the other hand (as calculated and determined in good faith by the Borrowers, in accordance with sound accounting principles, consistently applied, to the reasonable satisfaction of the Agent), in each case for such fiscal quarter and (y) for the fiscal quarter ending on December 31, 2017 shall equal the actual Unfinanced Capital Expenditures of the Borrowers, on a combined basis, for such fiscal quarter.

6.6           Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.7           Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrowers shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8           Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9           Federal Securities Laws. Promptly notify Agent in writing if Borrowers or any of their Subsidiaries (i) are required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

6.10        Employment Agreement with Kevin Zugibe. In the event that Kevin Zugibe does not renew the Employment Agreement as Chairman and Chief Executive Officer of Borrowers, the Agent will retain the right to perform a background check on his replacement.

6.11        Exercise of Rights. In accordance with Borrowers’ reasonable business judgment, enforce all of their rights under the Acquisition Agreement and any indemnification agreement executed in connection therewith including, but not limited to, all indemnification rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights.

6.12        Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.12, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.12 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.12 constitute, and this Section 6.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

6.13        Real Property. To the extent mortgages on any Real Property are required by Term Loan Agent following the Closing Date, Borrowers shall deliver to Agent the following items with respect to each parcel of such Real Property, in each case in form and substance satisfactory to Agent:

(a)          executed mortgages and surveys,

(b)          fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the applicable mortgage), in standard ALTA form, issued by a title insurance company satisfactory to Agent, each in an amount equal to not less than the fair market value of the Real Property subject to the mortgage, insuring the mortgage to create a valid Lien on the Real Property with no exceptions which Agent shall not have approved in writing and no survey exceptions,

(c)          all environmental studies and reports prepared by independent environmental engineering firms, and

(d)          evidence that adequate flood insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and its counsel naming Agent as additional insured, mortgagee and lender loss payee, as applicable, and evidence that Borrowers have taken all actions required under the flood laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the flood laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

6.14        Post-Closing Items.

(a)          Within thirty (30) days following the Closing Date (or such extended period of time as agreed to by Agent), Agent shall have received in form and substance satisfactory to Agent, (i) loss payable endorsements naming Agent as lender loss payee under Credit Parties’ casualty insurance policies, and (ii) endorsements naming Agent as an additional insured under the Credit Parties’ liability insurance policies.

(b)          Within thirty (30) days following the Closing Date (or such extended period of time as agreed to by Agent) Agent shall have received judgment and litigation searches and federal and state tax lien searches in each location of Credit Parties for which Collateral having a value in excess of $1,000,000 is located, showing no existing security interests in or Liens on the Collateral other than Permitted Encumbrances and other Liens permitted by the Agent.

VII.	NEGATIVE COVENANTS.

The Credit Parties shall not, until satisfaction in full of the Obligations and termination of this Agreement:

7.1          Merger, Consolidation, Acquisition and Sale of Assets.

(a)          Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Borrower may merge, consolidate or reorganize with or into another Borrower or a Guarantor, or acquire the assets or Equity Interest of another Borrower or a Guarantor, so long as (x) no Event of Default exists, (y) such Borrower shall be the surviving entity of any such merger, consolidation or reorganization, and (z) such Borrower provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers to Agent all of the relevant documents evidencing such merger, consolidation or reorganization and (ii) pursuant to a Permitted Acquisition, and in each case any such other Person shall be organized under the laws of the United States or any State thereof.

(b)          Sell, lease, transfer or otherwise dispose of any Collateral except (i) dispositions of Inventory and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2          Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of the Collateral now owned or hereafter acquired, except Permitted Encumbrances.

7.3          Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $500,000, and (c) the endorsement of checks in the Ordinary Course of Business.

7.4          Investments. Except with respect to Permitted Acquisitions, purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) investments in Affiliates permitted pursuant to Section 7.10 hereof, and (f) investments in Subsidiaries permitted pursuant to Section 7.12 hereof; provided, however, the aggregate amount of all such investments made pursuant to this clause (f) shall not exceed (i) $20,000,000 in the aggregate during the Term or (ii) $10,000,000 in the aggregate in any fiscal year; provided further, however, that in any fiscal year, with respect to any such investments, so long as after giving pro forma effect to the making of any such investments, Borrowers are in compliance with the financial covenant set forth in Section 6.5 hereof, (I) Borrowers may make the first $5,000,000 worth of such investments for such year so long as Borrowers have Undrawn Availability and Average Undrawn Availability in an amount which is not less than $15,000,000 after giving pro forma effect to the making of any such investments and (II) Borrowers may make the second $5,000,000 worth of such investments for such fiscal year so long as Borrowers have Undrawn Availability and Average Undrawn Availability in an amount which is not less than $17,500,000 after giving pro forma effect to the making of any such investments.

7.5          Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of $100,000 at any time outstanding, and (c) loans permitted under Section 7.10 hereof.

7.6          Capital Expenditures. Without duplication, contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $12,000,000.

7.7          Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Credit Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrowers other than Permitted Distributions.

7.8          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (iii) Indebtedness secured by Permitted Encumbrances (including, without limitation, Indebtedness evidenced by the Term Loan Documents); and (iv) Interest Rate Hedges that are entered into by Borrowers to hedge their risks with respect to outstanding Indebtedness of Borrowers and not for speculative or investment purposes so long as (x) the counterparty thereto and terms thereof (including, without limitation the term) are reasonably acceptable to Agent, (y) the obligations of Borrowers thereunder are unsecured if such counterparty is not Agent or a Lender, and (z) the amount of Indebtedness with respect to which such agreement is entered into does not exceed 50% of the Maximum Loan Amount.

7.9          Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property, other than assets or property which are useful in, and are to be used in, the Business.

7.10        Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, provided, however, any Borrower shall be permitted to make loans (i) to Affiliates (specifically excluding Guarantors), so long as the aggregate principal amount of all such loans made by all Borrowers shall not exceed $250,000 outstanding at any one time and (ii) to Guarantors.

7.11        Reserved.

7.12        Subsidiaries. Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the Obligations, and grants to Agent a lien on substantially all of its assets as security for the Obligations, and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions; provided, however, that any investment in a Subsidiary by a Borrower shall be subject to Section 7.4 hereof.

7.13        Fiscal Year and Accounting Changes. Change its fiscal year from December 31st or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14        Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance other than as permitted pursuant to Section 2.22 hereof.

7.15        Amendment of Articles of Incorporation, By-Law. Amend, modify or waive any term or material provision of its Articles of Incorporation or By-Laws in a manner adverse to the Agent in any material respect unless required by law, or approved by the Agent in its reasonable discretion. Notwithstanding the foregoing, ARI may amend its articles of incorporation to change its corporate name within twenty (20) days of the Closing Date with prompt notice thereof provided to Agent.

7.16        Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit any member of the Controlled Group to fail to comply in any material respect, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17        Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrowers, except (i) voluntary prepayments of the Term Loan, provided, (x) no Event of Default shall have occurred and is then continuing and (y) after giving effect to any such voluntary prepayment, including the borrowing of any Revolving Advance, the proceeds of which shall have been utilized to fund such voluntary prepayment (I) Borrowers shall be in pro forma compliance with the Fixed Charge Coverage Ratio for the preceding period of four consecutive fiscal quarters ended closest to the date of such voluntary prepayment for which the financial statements required to be delivered pursuant to Section 9.8 hereof shall have been received by Agent, as if such voluntary prepayment had been made at the beginning of such period and (II) Borrowers shall have on the date of such voluntary prepayment, and for the period of 30 consecutive days then ended, both Undrawn Availability and Average Undrawn Availability of $15,000,000, and (ii) mandatory prepayments of the Term Loan, in all cases other than on account of “Excess Cash Flow” (as defined in the Term Loan Documents as in effect on the Closing Date), to the extent and on the terms set forth in the Intercreditor Agreement, and in cases on account of such Excess Cash Flow, provided, that in such latter cases, (x) no Event of Default shall have occurred and is then continuing and (y) after giving effect to any such mandatory prepayment, including the borrowing of any Revolving Advance, the proceeds of which shall have been utilized to fund such mandatory prepayment, Borrowers shall have on the date of such mandatory prepayment, and for the period of 30 consecutive days then ended, both Undrawn Availability and Average Undrawn Availability of $15,000,000.

7.18        Membership/Partnership Interests. Elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.19        Other Agreements.

(a)          Enter into any material amendment, waiver or modification of the Acquisition Agreement, the Term Loan Documents, or any related agreements.

(b)          Enter into any amendment, waiver, or modification of any provision of the Transition Services Agreement in respect of the remittance of payments of Receivables to ARI, or any other such provision to the extent that any amendment, waiver or modification of any such other provision would be adverse to the Agent or the Lenders in any material respect.

7.20        Holding Company Status. HT shall not incur or permit to exist any Indebtedness nor grant or permit to exist any Liens upon any of its properties or assets nor engage in any operations, business or activity other than (a) owning, directly or indirectly, 100% of the Equity Interests of the Borrowers and, all operations incidental thereto, (b) pledging its applicable interests therein to Agent, (c) executing this Agreement, the Other Documents and the Term Loan Documents to which is a party, (d) fulfilling its obligations under this Agreement, the Other Documents and the Term Loan Documents, and (e) performing administrative functions in connection with the operation of the business of each of its respective Subsidiaries.

VIII.	CONDITIONS PRECEDENT.

8.1          Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)          Note. Agent shall have received the Note duly executed and delivered by an authorized officer of Borrowers;

(b)          Other Documents. Agent shall have received each of the Other Documents, as applicable;

(c)          Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(d)          Corporate Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Credit Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the Other Documents (collectively the “Documents”) and (ii) the granting by Borrowers of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of each Credit Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(e)          Incumbency Certificates of each Credit Party. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party, dated the Closing Date, as to the incumbency and signature of the officers of each Credit Party executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(f)           Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation of Borrowers and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrowers and each Guarantor and all agreements of Borrowers’ and each Guarantor’s shareholders certified as accurate and complete by the Secretary of Borrowers and such Guarantor;

(g)          Good Standing Certificates. Agent shall have received good standing certificates for Borrowers and each Guarantor dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of (i) each Credit Party’s jurisdiction of incorporation, (ii) the jurisdictions of each Credit Party’s chief executive office and (iii) the jurisdictions in which owned real property of a Credit Party is located;

(h)          Legal Opinion. Agent shall have received the executed legal opinion of Wiggin and Dana in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, the Guaranty and related agreements as Agent may reasonably require and Borrowers hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(i)          No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against a Credit Party or against the officers or directors of a Credit Party (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to a Credit Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body. Agent shall have received a summary of all existing litigation regarding the Credit Parties;

(j)          Term Loan Documents and Acquisition Agreement. Agent shall have received final executed copies of the Term Loan Documents and the Acquisition Agreement, and all related agreements, documents and instruments as in effect on the Closing Date, all of which shall be satisfactory in form and substance to Agent, and the transactions contemplated by such documentation shall be consummated prior to or simultaneously with the making of the initial Advance including, without limitation, the receipt by Borrowers of the proceeds of the Term Loan in the sum of not less than $95,000,000;

(k)          Intercreditor Agreement. Agent shall have received a fully executed version of the Intercreditor Agreement;

(l)           Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(l).

(m)         Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, Real Property, Leasehold Interest and Equipment of Borrowers and all books and records in connection therewith, and shall have completed review of cylinders in Borrowers’ possession;

(n)          Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(o)          Fictitious, Assumed or Alternate Names. Agent shall have received certified copies of any fictitious, assumed or alternate names of the Borrowers;

(p)          Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrowers’ and Guarantors’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as lender loss payee, and certified copies of Borrowers’ and Guarantors’ liability insurance policies, together with endorsements naming Agent as an additional insured;

(q)          Financial Statements. Agent shall have received a copy of the Borrowers’ and Guarantors’ most recent internally prepared interim financial statements, the most recent federal and state tax returns of the Borrowers and Guarantors and the Borrowers’ and Guarantors’ fiscal year end consolidated audited financial statements for the past three (3) years;

(r)           Intellectual Property. Agent shall have received a list of intellectual property of the Borrowers including trademarks and trademark applications, patents and patent applications, copyrights and copyright applications, together with a search/abstract relating to the same;

(s)          Payment Instructions. Agent shall have received written instructions from Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(t)          Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(u)          Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(v)          No Adverse Material Change. (i) since December 31, 2016, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations or warranties made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(w)         Contract Review. Agent shall have received copies of all material contracts of Borrowers including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, management agreements, option agreements, warrant agreements, royalty agreements, member agreements, purchase agreements, warranty agreements, employment agreements, license agreements, distributorship agreements, and agreements relating to use of cylinders and containers, and such contracts and agreements shall be satisfactory in all reasonable respects to Agent;

(x)          Transition Services Agreement. Agent shall have received and reviewed to its reasonable satisfaction the Transition Services Agreement;

(y)          Operating Accounts. Agent shall have received evidence that the Borrowers have established and are maintaining operating accounts and demand depository accounts with the Agent;

(z)          Searches. Agent shall have received UCC searches, Federal and State Litigation searches, Upper Court and Local Judgment searches, franchise tax searches, bankruptcy searches, Federal and State Tax Lien searches and any other Lien searches run against the names of the Borrowers and Guarantors and any previous, alternate and fictitious names, and against the names of all entities which were acquired by or merged into the Borrowers of any Guarantor, or orders of applicable bankruptcy courts reflecting lien releases (as applicable), showing no existing security interests in or Liens on the Collateral other than Permitted Encumbrances and other Liens permitted by the Agent;

(aa)        Borrowing Base. Agent shall have received a Borrowing Base Certificate from Borrowers evidencing that the Borrowers will have a minimum aggregate Undrawn Availability of at least $20,000,000 at closing (after all fees and expenses and subtraction of trade payables 60 days or more past due);

(bb)       Review of Records. Agent shall have reviewed to its satisfaction all of Borrowers’ books and records;

(cc)        Field Audit. Agent shall complete an asset based field audit as well as a pre-fund examination (including, without limitation, with respect to in-transit Inventory stored in railcars), both to the satisfaction of the Agent;

(dd)        Capital and Legal Structure. Agent shall have reviewed to its satisfaction the capital and legal structure of the Borrowers;

(ee)        Intellectual Property Security Agreement. The Agent shall have received fully completed and executed Patents, Trademarks and Copyrights Security Agreement from the Borrowers and HT;

(ff)          Compliance with Laws. Agent shall be reasonably satisfied that Credit Parties are in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws; and

(gg)       Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2          Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)          Representations and Warranties. Each of the representations and warranties made by Credit Parties in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b)          No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)          Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO BORROWERS.

Borrowers shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1           Disclosure of Material Matters. Immediately upon learning thereof, report to Agent (a) all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including Borrowers’ reclamation or repossession of, or the return to Borrowers of, a material amount of goods or claims or disputes asserted by any Customer or other obligor and (b) any investigation, hearing, proceeding or other inquest into any Borrower, any Guarantor, or any Affiliate of any Borrowers or any Guarantor by any Governmental Body with respect to Anti-Terrorism Laws.

9.2           Schedules. Deliver to Agent on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports which (x) segregate and separately identify Inventory consisting of gasses, cylinders, and Slow Moving Inventory, (y) separate Inventory by location, and (z) include a management-prepared report setting forth the market value of Borrowers’ R-22 Inventory based upon the average selling price per pound during such month, and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement and shall include weekly sales, credit and collection reports). In addition, Borrowers will deliver to Agent (A) within five (5) days after the end of each week, a sales report which shall include sales journals, credit listings, and cash receipt journals for such week, and (B) at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrowers and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrowers’ failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3           Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a Compliance Certificate signed by the President of Borrowers stating, to the best of his knowledge, that Borrowers are in compliance in all material respects with all federal, state and local Environmental Laws. To the extent Borrowers are not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrowers will implement in order to achieve full compliance.

9.4           Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting Borrowers or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5           Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP, the financial condition or operating results of Borrowers as of the date of such statements; (c) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any Borrower or any member of the Controlled Group to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrowers which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrowers or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6           Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between Borrowers and the United States, any state, or any department, agency or instrumentality of any of them.

9.7           Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year, the 10-K report of HT for such year, together with audited financial statements of HT on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP and reported upon without qualification by an independent certified public accounting firm selected by HT (the “Accountants”). If HT should change Accountants, then such Accountants must be reasonably satisfactory to Agent. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8           Quarterly Financial Statements. Furnish Agent within forty five (45) days after the end of each fiscal quarter, (i) the 10-Q report of HT filed for such quarter, (ii) a statement of retained earnings and cash flow of HT on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared in accordance with GAAP, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to HT’s business, and (iii) upon Agent’s reasonable request, a written analysis of performance during such quarter relative to HT’s budgets or forecasts. The reports shall be accompanied by a Compliance Certificate.

9.9           Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month (other than the months of March, June, September and December, provided that notwithstanding the foregoing, an unaudited balance sheet of HT, prepared on the basis hereafter described, calculated as of the end of each such month, shall be required to be delivered within such time period), an unaudited balance sheet of HT on a consolidated and consolidating basis and unaudited statements of income of HT on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to HT’s business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

9.10         Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such reports and returns as Borrowers shall send to the Term Loan Agent.

9.11         Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrowers’ opening of any new office or place of business or Borrowers’ closing of any existing office or place of business, and (c) promptly upon Borrowers’ learning thereof, notice of any labor dispute to which Borrowers may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrowers are a party or by which Borrowers are bound.

9.12         Projected Operating Budget. Furnish Agent, no earlier than sixty (60) days before the start of and no later than sixty (60) days after the beginning of Borrowers’ fiscal years, a quarter to quarter projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter).

9.13         INTENTIONALLY OMITTED.

9.14         Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrowers by any Governmental Body or any other Person that is material to the operation of Borrowers’ business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrowers or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrowers or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrowers or any Guarantor.

9.15         ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrowers or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrowers or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment to a Plan under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16         Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17         Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.5 (Locations of equipment and Inventory), 5.9 (Intellectual Property, Source Code Escrow Agreements), and 5.2(b) (Equity Interests); provided, that absent the occurrence and continuance of any Event of Default, Borrower shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Borrowers to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

X.           EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1         Nonpayment. Failure by Borrowers to pay (i) any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or (ii) any other Obligations when due or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2         Breach of Representation. Any representation or warranty made or deemed made by Borrowers or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3         Financial Information. Failure by any Credit Party to (i)(x) furnish financial information when due, or (y) when requested which is unremedied for a period of fifteen (15) days of such request, or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4         Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against Credit Parties’ Inventory or Receivables or against a material portion of Borrowers’ other property which is not stayed or lifted within forty-five (45) days;

10.5         Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of Borrowers or any Guarantor to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between Borrowers or any Guarantor, and Agent or any Lender, or (ii) failure or neglect of Borrowers or any Guarantor to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6         Judgments. Any judgment or judgments are rendered against Borrowers or any Guarantor for an aggregate amount in excess of $500,000 which (i) is not contested in good faith by the Borrowers or any Guarantor, (ii) the Borrowers or any Guarantor do not establish reserves satisfactory to the Agent with regard thereto, and (iii) is not within forty (40) days of such rendering or filing either satisfied, stayed or discharged of record;

10.7         Bankruptcy. Borrowers or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8         Inability to Pay. Borrowers or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9         Subsidiary Bankruptcy. Any Subsidiary of Borrowers, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10         Material Adverse Effect. Any change in Borrowers’ or any Guarantor’s results of operations or condition (financial or otherwise) which in Agent’s opinion has a Material Adverse Effect;

10.11         Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason (x) ceases to be or is not a valid and perfected Lien or (y) except for (i) Permitted Encumbrances having priority by operation of law or (ii) as provided in the Intercreditor Agreement, ceases to have a first priority ranking;

10.12         Cross Default. A default of the obligations of Credit Parties under any other agreement to which it is a party (other than the Term Loan Documents) shall occur which may have a Material Adverse Effect which default is not cured within any applicable grace period;

10.13         Term Loan Default. An event of default shall have occurred and be continuing under the Term Loan Documents, which default shall not have been cured or waived within the applicable grace period;

10.14         Breach of Guaranty. Termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of Borrowers, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.15         Change of Ownership. Any Change of Ownership or Change of Control shall occur;

10.16         Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrowers or any Guarantor, or Borrowers or any Guarantor shall so claim in writing to Agent or any Lender;

10.17         Licenses. (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrowers or any Guarantor, the continuation of which is material to the continuation of Borrowers’ or such Guarantor’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrowers’ or any Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of Borrowers’ or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18         Seizures. Any portion of the Collateral shall be seized or taken by a Governmental Body, or Borrowers or any Guarantor or the title and rights of Borrowers, any Guarantor or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.19         Pension Plans. An event or condition specified in Section 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.

10.20         Anti-Terrorism Laws. If (i) any representation or warranty contained in (x) Section 14.18 hereof or (y) any corresponding section of any Guaranty is or becomes false or misleading at any time, (ii) any Borrower shall fail to comply with its obligations under Section 14.18 hereof, or (iii) any Guarantor shall fail to comply with its obligations under any section of any Guaranty containing provisions comparable to those set forth in Section 14.18 hereof.

XI.          LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1        Rights and Remedies.

(a)          Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against Borrowers in any involuntary case under any state or federal bankruptcy laws which is not dismissed within sixty (60) days of filing, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrowers. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Credit Parties’ premises or other premises without legal process and without incurring liability to Credit Parties therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Credit Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Credit Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Credit Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Credit Parties. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of Credit Parties’ (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Credit Parties shall remain liable to Agent and Lenders therefor.

(b)          To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, Credit Parties acknowledge and agree that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Credit Parties, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of Collateral in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Credit Parties acknowledge that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to Credit Parties or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2         Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3         Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply Credit Parties’ property held by Agent and such Lender to reduce the Obligations.

11.4         Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5         Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities) or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any Protective Advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities) (including the payment or cash collateralization of any outstanding Letters of Credit);

EIGHTH, to all other Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “NINTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse issuers from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, “NINTH”, and “TENTH” above in the manner provided in this Section 11.5.

11.6         Waiver of Notice. Credit Parties hereby waive notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

11.7         Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

11.8         Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XII.	EFFECTIVE DATE AND TERMINATION.

12.1         Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrowers, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until October 10, 2022 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

12.2         Termination. The termination of the Agreement shall not affect Borrowers’, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrowers have been indefeasibly paid and performed in full after the termination of this Agreement or Borrowers have furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrowers waive any rights which they may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrowers, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIII.	REGARDING AGENT.

13.1         Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except for such fees, the applicable terms in respect of which provide that the payment thereof is solely for the benefit of the Agent or another Person), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

13.2         Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrowers or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrowers to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrowers. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

13.3         Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrowers and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrowers and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrowers pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrowers or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrowers, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowers and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

13.4         Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

13.5         Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

13.6         Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowers referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

13.7         Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

13.8         Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

13.9         Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, and 9.12 or Borrowing Base Certificates from Borrowers pursuant to the terms of this Agreement which Borrowers are not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

13.10         Borrowers’ Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrowers hereby undertake with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrowers’ obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

13.11         No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

13.12         Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XIV.	MISCELLANEOUS.

14.1         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Credit Parties with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Credit Parties accept for themselves and in connection with their properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Credit Parties hereby waive personal service of any and all process upon them and consent that all such service of process may be made by registered mail (return receipt requested) directed to Credit Parties at their address set forth in Section 14.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Credit Parties in the courts of any other jurisdiction. Credit Parties waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Credit Parties waive the right to remove any judicial proceeding brought against Credit Parties in any state court to any federal court. Any judicial proceeding by Credit Parties against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

14.2        Entire Understanding.

(a)          This Agreement and the documents executed concurrently herewith contain the entire understanding between Credit Parties, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Credit Parties’, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Credit Parties acknowledge that they have been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)          The Required Lenders, Agent with the consent in writing of the Required Lenders, and Credit Parties may, subject to the provisions of this Section 14.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Credit Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Credit Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)          increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Loan Amount.

(ii)         extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement.

(iii)        alter the definition of the term Required Lenders or alter, amend or modify this Section 14.2(b).

(iv)        release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $2,000,000.

(v)         change the rights and duties of Agent.

(vi)        permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount.

(vii)       increase the Advance Rates above the Advance Rates in effect on the Closing Date.

(viii)      release any Guarantor.

(c)          Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Credit Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Credit Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)          In the event that Agent requests the consent of a Lender pursuant to this Section 14.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

(e)          Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”); provided, that, such outstanding Advances do not exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Inventory”, or “Eligible In-Transit Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 14.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f)          In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 14.2, the Agent is hereby authorized by Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the “Protective Advances”); provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 14.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

14.3        Successors and Assigns; Participations; New Lenders.

(a)          This Agreement shall be binding upon and inure to the benefit of Credit Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Credit Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)          Credit Parties acknowledge that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Credit Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Credit Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant, and provided further that Participants shall have no voting rights hereunder except to the extent such action requires the unanimous participation of the Lenders. Credit Parties hereby grant to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)          Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or Swing Loans under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”) in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Credit Parties hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Credit Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)          Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or Swing Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Credit Parties hereby consent to the addition of such Purchasing CLO. Credit Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)          Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Credit Parties, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)          Credit Parties authorize each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning Credit Parties which has been delivered to such Lender by or on behalf of Credit Parties pursuant to this Agreement or in connection with such Lender’s credit evaluation of Credit Parties.

14.4        Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrowers make a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrowers’ benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

14.5        Indemnity. Each Credit Party shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 14.5 by any Person under any Environmental Laws or similar laws by reason of Credit Parties’ or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances, and arising out of or in any way relating to or as a consequence, direct or indirect, of any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Credit Party, any Affiliate or Subsidiary of any Borrowers, or any Guarantor.

14.6         Notice. Any notice or request hereunder may be given to Credit Parties or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 14.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 14.6) in accordance with this Section 14.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 14.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 14.6. Any Notice shall be effective:

(a)          In the case of hand-delivery, when delivered;

(b)          If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)          In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)          In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)          In the case of electronic transmission, when actually received;

(f)          In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 14.6; and

(g)          If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Credit Parties shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:

PNC Bank, National Association
340 Madison Avenue, 11th Floor
New York, New York 10173
	Attention:	Glenn D. Kreutzer
	Telephone:	(212) 752-6093
	Facsimile:	(212) 303-0060

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
	Attention:	J. Brian Hays
	Telephone:	(412) 762-0915
	Facsimile:	(412) 762-8672

with an additional copy to:

Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174-0208
Attn: Robert B. Stein Esq.
Telephone: (212) 885-5206
Facsimile: (917) 332-3750

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to a Credit Party:

Hudson Technologies Company
14th Floor
One Blue Hill Plaza
P.O. Box 1541
Pearl River, New York 10965
	Attention:	Brian F. Coleman, President, COO
	Telephone:	(845) 735-6000 x 6007
	Facsimile:	(845) 512-6070

with an additional copy to:

Wiggin and Dana LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
Attention: Michael Grundei, Esq.
Telephone: (203) 363-7630
Facsimile: (203) 363-7676

14.7        Survival. The obligations of Credit Parties under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), and 14.5 and the obligations of Lenders under Section 13.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

14.8        Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

14.9        Expenses. All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Credit Parties or any Guarantor or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations.

14.10      Injunctive Relief. Each Credit Party recognizes that, in the event Credit Parties fail to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

14.11      Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrowers or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

14.12      Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

14.13      Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto.

14.14      Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

14.15      Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify Borrowers of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Credit Parties other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Credit Parties acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to Credit Parties or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Credit Parties hereby authorize each Lender to share any information delivered to such Lender by Credit Parties and their Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 14.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

14.16      Publicity. Credit Parties and each Lender hereby authorize Agent to make appropriate announcements of the financial arrangement entered into among Credit Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

14.17      Certifications From Banks and Participants; US PATRIOT Act.

(e)          Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(f)          The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, Lender may from time to time request, and each Credit Party shall provide to Lender, such Credit Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

14.18      Anti-Terrorism Laws.

(a)          Each Credit Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)          Each Credit Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Credit Parties shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

14.19      Intercreditor Agreement. Notwithstanding anything herein to the contrary, the priority of the Liens granted to Agent in the Collateral and Real Property pursuant to this Agreement and the Other Documents and the exercise, after the occurrence and during the continuance of an Event of Default, of any right or remedy by Agent or any Lender with respect to certain of the Collateral hereunder or under any Other Document are subject to the provisions of the Intercreditor Agreement. In the event of any direct and irreconcilable conflict between the terms of the Intercreditor Agreement and this Agreement with respect to (a) the priority of Liens granted to Agent in the Collateral and Real Property pursuant to this Agreement and the Other Documents or (b) the rights of Agent or any Lender under this Agreement with respect to certain Collateral and Real Property after the occurrence and during the continuance of an Event of Default, the terms of the Intercreditor Agreement shall govern and control. Any reference in this Agreement or any Other Document to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any Other Document shall be understood to refer to such priority as set forth in the Intercreditor Agreement. Nothing in this Section 14.19 shall be construed to provide that any Credit Party is a third party beneficiary of the provisions of the Intercreditor Agreement and each Credit Party (x) agrees that, except as expressly otherwise provided in the Intercreditor Agreement, nothing in the Intercreditor Agreement is intended to or shall impair the obligation of any Credit Party to pay the obligations under this Agreement or any Other Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors of any Credit Party, other than Agent and the Lenders as between themselves and (y) if Agent shall enforce its rights or remedies in violation of the terms of the Intercreditor Agreement, agrees that it shall not use such violation as a defense to any enforcement of remedies otherwise made in accordance with the terms of this Agreement and the Other Documents by Agent or any Lender or assert such violation as a counterclaim or basis for set-off or recoupment against Agent or any Lender and agrees to abide by the terms of this Agreement and to keep, observe and perform the several matters and things herein intended to be kept, observed and performed by it. In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the Payment in Full of the Term Loan Obligations (each term as defined in the Intercreditor Agreement) to the extent that any Credit Party is required to (i) give physical possession over any Term Loan Priority Collateral to Agent under this Agreement or the Other Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the Term Loan Agent pursuant to the Intercreditor Agreement or (ii) take any other action with respect to the Term Loan Priority Collateral or any proceeds thereof, including delivery of such Collateral or proceeds thereof to Agent, such action shall be deemed satisfied to the extent undertaken with respect to the Term Loan Agent.

XV.	BORROWING AGENCY.

15.1        Borrowing Agency Provisions.

(a)          Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)          The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)          All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

(d)          Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

[SIGNATURE PAGES TO FOLLOW]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

HUDSON TECHNOLOGIES COMPANY

By:	/s/ Kevin J. Zugibe
Name: Kevin J. Zugibe
Title: Chief Executive Officer

HUDSON HOLDINGS, INC.

By:	/s/ Kevin J. Zugibe
Name: Kevin J. Zugibe
Title: Chief Executive Officer

AIRGAS-REFRIGERANTS, INC.

By:	/s/ Kevin J. Zugibe
Name: Kevin J. Zugibe
Title: Chief Executive Officer

GUARANTOR:

HUDSON TECHNOLOGIES, INC.

By:	/s/ Kevin J. Zugibe
Name: Kevin J. Zugibe
Title: Chief Executive Officer

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:	/s/ Thomas J. Lorenz
Name: Thomas J. Lorenz
Title: Senior Vice President

340 Madison Avenue
New York, New York 10173

Commitment Percentage: 100%